UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 20, 2006

GigaBeam Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-50985	20-0607757
(Commission File Number)	(IRS Employer Identification No.)

 470 Springpark Place, suite 900, Herndon, VA  20170
(Address of Principal Executive Offices) (Zip Code)

(703) 378-0099
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01  Entry into Material Definitive Agreement

In connection with his resignation from the Board of Directors, Mr. Alphonse M. Lucchese entered into a Consulting Agreement with the Company effective March 20, 2006 (the “Consulting Agreement”) to provide twelve days per year of sales and marketing consulting services until January 7, 2009. Under the terms of the Consulting Agreement, the Company agreed to pay Mr. Lucchese $20,000 per year payable at the beginning of each calendar quarter in the amount of $5,000 per quarter plus expenses. In addition, in the event Mr. Lucchese performs any additional special projects at the request of the Company, the Company agreed to pay Mr. Lucchese a special project fee of $1,000 per day. Mr. Lucchese’s options to purchase 45,000 shares of common stock of the Company granted October 14, 2004 and 25,000 shares of common stock of the Company granted January 5, 2006 will continue to vest during the term of the Consulting Agreement and remain exercisable in accordance with the Company’s 2004 Stock Option Plan.

Item  5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 20, 2006, Mr. Alphonse M. Lucchese provided the Company with a written notice of resignation from the Company’s Board of Directors, effective as of such date.

On March 20, 2006, the Company’s Board of Directors appointed Mr. Richard Fiorentino to the Board of Directors, effective as of such date. Mr. Fiorentino has been appointed to serve on the Company’s audit committee, compensation committee and corporate governance and nominating committee, which he will chair.

Mr. Fiorentino is chief executive officer of eyeSeven, Inc., a private company he started in 2001 to develop software enabling technology for the control of network cameras and sensors. Mr. Fiorentino served in various capacities with Marathon Technologies Corp. and from 1992 to 2001 was a member of its board of directors. Mr. Fiorentino received his BS in Computer Science from Boston University and a MBA from Harvard Business School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GigaBeam Corporation
(Registrant)

Date: March 24, 2006	By:	/s/ Louis S. Slaughter
Louis S. Slaughter
Chairman and Chief Executive Officer